Exhibit 99(b)

TXU Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2007

The balances in the sub-accounts on deposit with the trustee as of March 31, 2007 were:

	Series 2003-1	Series 2004-1
General Sub-Account	$10,000,185.56	$37,185,786.29
Capital Sub-Account	$2,509,371.69	$4,012,190.40
Overcollateralization Sub-Account	$731,717.47	$835,530.09
Reserve Sub-Account	$318,096.08	$3,576,194.27

REP Deposit Account*         $8,209,442.26

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.